EXHIBIT 10.34

[INTRALASE LOGO APPEARS HERE]

May 14, 2003

Ms. Charline Gauthier

1447 Towhee Run

Oviedo, Florida 32765

Dear Charline:

On behalf of IntraLase Corp., I am pleased to confirm our offer of employment for the position of Vice President of Technology Development and Corporate Affairs (title to be negotiated) reporting to Bob Palmisano, President and CEO. Your compensation will be as follows:

Base Salary. The Company will pay you an annual salary of $200,000.00. After the company completes its public offering and has sold shares of its Common Stock in an offering registered with the U.S. Securities and Exchange Commission on a form other than a Registration Statement on Form S-8 (“Public Offering”) then the Company will increase your annual salary to $234,000.00.

State Date: Monday, July 7, 2003

Car Allowance: A monthly car allowance of $500.00.

Bonus: Upon achievement of the 2003 corporate goals, you will also be entitled to a bonus of 30% of your annual salary prorata.

Stock Options: Furthermore, so that you may be rewarded for your contributions to the Company’s success, upon approval by the Board of Directors, you will be granted 318,900 time based stock options (1% of the outstanding shares) exercisable based upon the IntraLase stock option agreement. Details and the formal documentation of the plan will be forthcoming.

Relocation and Moving Expense. During the two month period before and after date of hire, the company will pay for (i) up to 2 round-trip airfares for you to come to Orange County to participate in identifying a home in Orange County (“New Home”), (ii) the consequential costs of selling your home in Florida (“Current Home”) including brokers’ fees, closing costs, title insurance, and other incidental customary closing costs (the “Relocation Expenses”) and (iii) the consequential costs of buying a home in Orange County (“New Home”) including all customary closing costs. In addition, upon such election to relocate the Company shall pay for reasonable moving

Ms. Charline Gauthier

May 14, 2003

Page Two

expenses in connection with your relocation from your current home to your new home, specifically the cost of movers for personal property including one automobile (“Moving Expenses”). This Relocation Expense and Moving Expense shall not exceed $100,000.00, inclusive of the “gross up” of relocation expenses deemed by the IRS to be taxable. To the extent that such Relocation Expenses hereunder are subject to income taxes payable by you, the Company shall pay you an amount to reimburse for such income taxes due “gross-up”. The Company shall promptly reimburse for Moving and Relocation Expenses upon submission of documentation (including receipts and invoices) supporting the expenses for which claims will be reimbursed. You agree to cooperate with the Company so as to obtain favorable rates for the costs and services for which the Company shall reimburse. The Company agrees that it will act reasonably in approving and reimbursing you for the Relocation and Moving Expenses.

As an employee of IntraLase you are eligible for coverage in the Company’s benefit programs, which include medical, dental, life insurance, our 401k pan, along with short and long term disability. Information on these plans will be discussed at new hire orientation. You will also be eligible for all other benefits including paid holidays and four weeks vacation.

It should be noted, however, that nothing in this letter creates or is intended to create a promise or representation of continued employment with IntraLase Corp. Employment at IntraLase Corp. is at-will, and your at-will status can only be modified in a writing signed by the president of the Company. IntraLase also requires all employment-related disputes to be resolved through binding arbitration.

Full time employment is conditioned upon the following:

•	Signing the Company’s Proprietary Information Agreement.

•	Completing all necessary new hire documentation.

In compliance with the Immigration Control Act of 1986, it will be necessary for you to produce documentation indicating your legal right to work in the United States. This may be in the form of a U.S. Passport, foreign passport with appropriate work visa, or a photo I.D. such as a driver’s license, your voter’s registration card, birth certificate or social security card.

Ms. Charline Gauthier

May 14, 2003

Page Three

Charline, we welcome you with the anticipation that you will make contributions here. IntraLase has a significant market opportunity that will provide both professional and financial growth for its employees. I feel that this is an excellent time to join our Company and hope that you will accept our invitation to join the IntraLase team.

Very truly yours,

/s/    Linda M. Young

Linda M. Young

Vice President, Human Resources

Acceptance:

/s/    C. Gauthier                5/15/03

Charline Gauthier                Date